Exhibit 99.1

Watsco Reports First Quarter EPS of $2.83 on Record Sales

Entrepreneurial Culture, Industry Scale, Technology Adoption and Regulatory Changes Contribute to Strong Margins and Support Long-Term Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 20, 2023 – Watsco, Inc. (NYSE: WSO) announced its operating results for the first quarter ended March 31, 2023 and provided commentary on business trends, growth opportunities, technology innovation and its financial position.

Through its entrepreneurial and technology-driven culture, Watsco has established itself as the largest participant in the highly fragmented $50+ billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong and consistent performance across various macroeconomic and industry cycles. Over this period, Watsco’s dividends have grown at a 21% CAGR while maintaining a healthy balance sheet and strong cash flow.

Watsco continues to invest in industry-leading technologies that are transforming how contractors operate. The Company’s digital ecosystem and suite of mobile apps continues to see growth in contractor adoption and e-commerce usage. In addition, Watsco’s investment in pricing and warehouse management technology has resulted in improved margins and operating efficiencies over time. Taken as a whole, Watsco’s technology investments are transforming contractor engagement, facilitating new customer acquisition and expanding the Company’s leadership position in the industry.

This quarter’s results follow a record-breaking year in 2022 and a particularly strong comparative performance achieved in the first quarter of 2022, when sales grew 34% (25% on a same-store basis) and EPS grew 109%. It is also important to note that the first and fourth quarters are highly seasonal due to the nature and timing of the replacement market for HVAC systems, which drives sequential growth in the second and third calendar quarters. Accordingly, the Company’s financial results may be disproportionately affected by this seasonality.

First Quarter Results

•	2% increase in sales to a record $1.55 billion

•	Gross profit of $448 million (28.9% gross margin) versus $450 million (29.6% gross margin) last year

•	1% increase in SG&A expenses (10 basis-point improvement in SG&A as a percentage of sales)

•	4% decrease in operating income to $165 million (operating margin of 10.6% versus 11.2% last year)

•	EPS of $2.83 versus $2.90 in 2022

•	$54 million improvement in operating cash flow

Sales trends

•	2% increase in HVAC equipment (68% of sales)

•	2% decrease in other HVAC products (28% of sales)

•	12% increase in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “We view the first quarter performance as exceptional in many respects. Last year’s results were driven by robust unit demand, unprecedented levels of OEM pricing actions, and overall strong end-markets, which culminated in the highest single-quarter growth rates in our history. In contrast, OEM pricing actions in 2023 were less, occurred later, and unit volumes are now adjusting toward more conventional run-rates. Despite these factors, Watsco delivered record sales and successfully navigated the regulatory transition to higher SEER products across its markets. Sales of heat pumps continued to expand and our commercial business remains strong. We also executed well in terms of gross margins, maintained SG&A discipline and gained operating efficiency. We intend to build on this success as our selling season unfolds and we have confidence in our team’s ability to navigate changing market conditions and are optimistic about the year ahead.”

Financial Strength & Liquidity

Watsco’s strong financial position has been critical to its performance in recent periods. Over the last three years (since April 1, 2020), Watsco’s investment in working capital increased by 54%, or $575 million, to $1.6 billion along with $117 million of capital invested for acquisitions. In addition, Watsco’s annual dividend rate increased 53% to $9.80 per share from $6.40 per share during the same period.

Despite these investments, Watsco’s financial position remains strong with the ability to invest in most any size opportunity. At March 31, 2023, the Company had net borrowings of $57 million ($141 million of cash less $198 million in borrowings drawn from its $600 million credit facility), and $2.3 billion of shareholders’ equity along with operating income of $825 million for the 12-month period ended March 31, 2023. The Company believes this financial strength, current access to low-cost capital and its historical ability to generate cash flow provide comfort and confidence to the Company’s stakeholders.

Industry Catalysts & Trends

The Company believes that various industry catalysts are unfolding that will provide growth opportunities in the years ahead and positively influence the replacement of residential and commercial HVAC systems. Watsco’s scale, leading technology platforms, financial strength, entrepreneurial culture, and OEM relationships, along with the essential nature of HVAC/R products, are important competitive advantages that provide stability to the Company’s performance and position Watsco favorably in light of these catalysts.

Regulatory Changes. To address and stem the impacts of climate change, the federal government and various states have enacted laws and regulations intended to incentivize the replacement of aging HVAC systems in favor of more energy-efficient or environmentally friendly systems. New U.S. federal regulatory standards became effective in 2023 that raise the minimum required efficiency for HVAC systems nationwide. New regulations are also in effect that institute a phase down of global warming properties of refrigerants currently used in older HVAC systems and a transition to new refrigerants beginning in 2025. The demand for higher-efficiency products and heat pumps is also expected to benefit from the passage of the Inflation Reduction Act of 2022.

Trend Toward Electrification of Heating Systems. Another important trend is the HVAC industry’s movement toward electrification of heating systems utilizing heat pumps in lieu of gas furnaces and other forms of fossil-fuel heating. The operating characteristics of heat pumps have improved, offering immense replacement potential for the millions of fossil fuel-burning heating systems used throughout North America, particularly in Northern climates. During the first quarter, sales of heat pumps increased 7%, outpacing the overall growth rates for conventional fossil-fuel heating systems (primarily gas furnaces). In all of 2022, Watsco sold more than 700,000 heat pump units across 24 different brands.

Product and Geographic Diversity. Watsco’s product breadth and end-market diversity also provide a competitive advantage. The Company possesses the broadest and deepest assortment of products in the industry to support its customers and end-markets. In addition, Watsco maintains a deep catalog of OEM and aftermarket parts to support contractors and sustain competitiveness in any environment. In all of 2022, Watsco sold nearly 2 million compressor-bearing HVAC systems throughout its locations in 42 U.S. States, Canada, Mexico and Puerto Rico as well as on an export basis to the Caribbean and portions of Latin America.

Growth of Ductless HVAC Systems. The growing acceptance of ductless, high-efficiency HVAC products is a trend that benefits Watsco, as we are one of the leading distributors of ductless HVAC products used in both residential and commercial applications in North America. Watsco’s sales of ductless HVAC systems grew 9% during the first quarter of 2023.

Network Investment & Expansion. Watsco’s network expansion, geographic positioning and density in key markets are also factors contributing to the Company’s long-term growth. Watsco’s network has grown by 73 locations since 2020, mostly from four acquisitions of market-leading businesses, located primarily in markets that Watsco did not previously serve. The Company’s network supports more than 350,000 contractors, technicians, and installers with critical technical assistance, training, and other resources to enhance their daily activities.

Technology Transformation

Watsco has launched the industry’s most advanced, user-friendly, and customer-focused technology platforms, which have transformed the way contractor-customers interact with the Company and, increasingly, the way contractors engage with consumers and businesses. Watsco’s community of active technology users is growing sales faster than non-user customers and experiences approximately 56% less annual attrition. Watsco believes that future results will benefit from continued customer adoption, including higher share of wallet, new customer acquisition, reduced attrition, and lower costs to serve.

Specific technology-related updates include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database contains more than 1 million SKUs accessible to more than 350,000 contractors and technicians annually.

•

HVAC Pro+ Mobile Apps provide customers with real-time access to critical information that improves speed and productivity. This includes real-time technical support, product details, inventory availability, warranty look-up and processing, certified system matchups, e-commerce, and more. The authenticated user community (users linked to an e-commerce account over the 12-month period ended March 31, 2023) grew 19% to more than 53,000 users compared to the same period a year ago.

•

E-commerce sales continue to outpace overall sales growth rates in the first quarter and accounted for 33% of total sales, inclusive of revenues from recently acquired businesses that are now adopting Watsco’s technology platforms.

•

OnCallAir®, Watsco’s digital sales platform, and CreditForComfort®, its companion consumer financing platform, have both increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® now exceeds $1 billion. During the first quarter of 2023, OnCallAir® presented quotes to approximately 53,000 households, an 18% increase over 2022, and generated $220 million GMV, a 33% increase over the same period last year.

A.J. Nahmad, Watsco’s President, added, “Our technology platforms, which are unique to the industry, have transformed nearly every aspect of our business. The contractor-based platforms, like our HVAC Pro+ suite of apps and OnCallAir®, our consumer-facing sales platform, combined with our internal-facing technologies, have helped Watsco build market share, accelerate new customer acquisition, and drive margin expansion. Consistent with our long-term focus, we remain committed to investing more over time as we believe these platforms provide a distinct, long-term competitive advantage.”

Cash Flow & Dividends

Watsco’s first quarter 2023 operating cash flow was a $47 million use of cash commensurate with the seasonal build of working capital ahead of the second and third quarter selling season. Cash used in operations was $102 million during the first quarter of 2022. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company increased its annual dividend rate by 11% effective in January 2023 to $9.80 per share. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

First Quarter Earnings Conference Call Information

Date and time: April 20, 2023 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses certain performance measures on a “same-store basis”, which are non-GAAP and exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 673 locations each year to get information, obtain technical support and buy products.

Watsco plays a crucial role in the fight against climate change, presenting a long-term opportunity to significantly reduce CO2e emissions in our markets. Research by the Department of Energy has revealed that HVAC systems account for approximately 50% of U.S. household energy consumption. Thus, replacing outdated HVAC systems with higher efficiency models is a critical step that homeowners can take to reduce consumption. Watsco is also aggressively expanding its sales of heat pumps, which allow homeowners to reduce their carbon footprint by switching from conventional, fossil fuel-based heating systems to electric ones. By investing in high-efficiency HVAC systems and heat pumps, homeowners can not only reduce their energy consumption and save costs, but also significantly reduce their carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 15.8 million metric tons of CO2e emissions from January 1, 2020 to December 31, 2022 through the sale of replacement HVAC systems at higher-efficiency standards (an equivalent of removing 3.4 million gas powered vehicles off the road for a year). More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents filed by Watsco with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2023	2022
Revenues	$1,550,641	$1,523,570
Cost of sales	1,102,484	1,073,212

Gross profit	448,157	450,358
Gross profit margin	28.9%	29.6%

SG&A expenses	287,057	283,354

Other income	3,640	4,045
Operating income	164,740	171,049
Operating margin	10.6%	11.2%

Interest expense, net	615	558

Income before income taxes	164,125	170,491
Income taxes	33,754	35,601

Net income	130,371	134,890
Less: net income attributable to non-controlling interest	20,298	21,592

Net income attributable to Watsco	$110,073	$113,298

Diluted earnings per share:
Net income attributable to Watsco shareholders	$110,073	$113,298
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	7,411	10,297

Earnings allocated to Watsco shareholders	$102,662	$103,001

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,301,828	35,504,380
Diluted earnings per share for Common and Class B common stock	$2.83	$2.90

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$140,955	$147,505
Accounts receivable, net	811,264	747,110
Inventories, net	1,614,294	1,370,173
Other	31,302	33,951

Total current assets	2,597,815	2,298,739
Property and equipment, net	126,582	125,424
Operating lease right-of-use assets	325,878	317,314
Goodwill, intangibles, net and other	750,339	746,737

Total assets	$3,800,614	$3,488,214

Accounts payable and accrued expenses	$860,547	$759,525
Current portion of long-term obligations	92,536	90,597
Borrowings under revolving credit agreement	—	56,400

Total current liabilities	953,083	906,522
Borrowings under revolving credit agreement	197,600	—
Operating lease liabilities, net of current portion	239,309	232,144
Deferred income taxes and other liabilities	102,325	101,270

Total liabilities	1,492,317	1,239,936

Watsco’s shareholders’ equity	1,928,868	1,889,237
Non-controlling interest	379,429	359,041

Shareholders’ equity	2,308,297	2,248,278

Total liabilities and shareholders’ equity	$3,800,614	$3,488,214

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$130,371	$134,890
Non-cash items	22,309	20,737
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(64,691)	(91,775)
Inventories, net	(240,758)	(273,703)
Accounts payable and other liabilities	101,813	107,755
Other, net	3,535	474

Net cash used in operating activities	(47,421)	(101,622)

Cash flows from investing activities:
Capital expenditures, net	(7,449)	(8,171)
Business acquisitions, net of cash acquired	(2,989)	(47)

Net cash used in investing activities	(10,438)	(8,218)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(94,970)	(75,795)
Repurchases of common stock to satisfy employee withholding tax obligations	(2,216)	—
Net proceeds under revolving credit agreement	141,200	173,500
Other	7,287	3,707

Net cash provided by financing activities	51,301	101,412

Effect of foreign exchange rate changes on cash and cash equivalents	8	767

Net decrease in cash and cash equivalents	(6,550)	(7,661)
Cash and cash equivalents at beginning of period	147,505	118,268

Cash and cash equivalents at end of period	$140,955	$110,607